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                                                                    EXHIBIT 99.1

Contacts:
    Caraco Pharmaceutical - Jitendra Doshi or Bob Kurkiewicz - P: (313) 871-8400 Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

CARACO PHARMACEUTICAL LABORATORIES
12-MONTH NET SALES JUMP 103%
12-MONTH NET INCOME OF $11.22 MILLION
12-MONTH NET CASH FROM OPERATING ACTIVITIES OF $15.50 MILLION
Q4 NET SALES RISE 66%

         DETROIT, Mar 01, 2004 -- CARACO PHARMACEUTICAL LABORATORIES, LTD., (AMEX: CPD) posted record net sales and net income for the full year 2003 and the fourth quarter ended December 31, 2003, its first ever full year of profit, Jitendra Doshi, Chief Executive Officer, reported today.

12-month 2003 results

         Net sales for the year ended December 31, 2003 rose 103% to a record $45.50 million, from $22.38 million for the year ended December 31, 2002. Gross profit for 2003 increased 151% to $25.99 million, from $10.33 million for 2002. Net income for 2003 improved to $11.22 million, or $0.44 per fully diluted share, compared with a net loss of $2.26 million, or $(0.10) per fully diluted share for 2002. SG&A expenses of $7.36 million in 2003 were higher compared to $3.83 million in 2002. This included non-cash variable compensation expenses aggregating to $2.29 million as compared to $0.26 million during 2002 resulting from the modification of the terms of the stock options of two former directors and severance compensation to the former CEO.

         Net cash generated from operating activities was $15.50 million during 2003 as compared to net cash used in operating activities of $0.84 million during 2002. A schedule of net cash provided by / (used) in operating activities is presented below.

         Total R&D expenses for the year declined by 14% to $6.22 million from $7.24 million in 2002, due to lower R&D activities in 2003 and this included non-cash R&D expense of $3.10 million as compared to non-cash R&D expense of $3.89 million in 2002.

         Mr. Doshi said, "2003 has been our best year yet and we are pleased with our results. We posted record net sales, four consecutive profitable quarters and accomplished our first-



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ever profitable year. Our strong financial position enabled us to successfully implement operational changes. We paid off the entire Sun Pharma loan of $9.35 million to reduce our interest cost. We were also able to restructure our mortgage loan with the Economic Development Corporation of the City of Detroit with lower interest rates and better repayment terms and we also completed a $2.5 million plant renovation that added production capacity and improved efficiency."

         "We launched four new drugs, which expanded our product portfolio to 17, and received two FDA approvals. We completed bio-equivalency studies for one product during the 4th quarter of 2003. The ANDA for the product was submitted to the FDA for approval during the 1st quarter of 2004, raising the number of products awaiting FDA approval to three.

         We continue to aggressively move forward with the new product development we began during Q4 of 2003. While the development of new products will increase our non-cash R&D expense and will impact EPS, the cash will be available, among other things, to repay loans and reduce interest burden, meet increased working capital requirements and finance capital investments. This in turn will strengthen our balance sheet and build value for our shareholders," Mr Doshi added.

Fourth-quarter 2003 results

         Q4 2003 net sales rose 66% to a record $12.59 million, from $7.55 million for Q4 2002. The gross margin for Q4 2003 increased 117% to $6.41 million from $2.95 million for Q4 2002. Net income for Q4 2003 improved to $0.15 million, or $0.01 per fully diluted share, compared to a net loss of $0.54 million, or $(.03) per diluted share, for Q4 2002. SG&A expenses were $1.88 million compared to $1.18 million in Q4 2002.

         Total R&D expense in Q4-2003 increased by 120% to $4.19 million from $1.90 million in Q4-2002, which included a non-cash R&D expense of $3.10 million as compared to a non-cash R&D expense of $1.10 million in Q4 2002.

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to the nation's largest wholesalers, distributors, drugstore chains and healthcare systems.


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        Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation's data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, and other risks identified from time to time in the Corporation's reports and registration statements filed with the SEC, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

                           Financial statements follow


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                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
                       UNAUDITED STATEMENTS OF OPERATIONS

                                                                  TWELVE MONTHS ENDED                 THREE MONTHS ENDED
                                                                       DECEMBER 31                        DECEMBER 31
                                                               ---------------------------       ----------------------------
                                                                 2003              2002             2003             2002
                                                               ----------       ----------       ----------        ----------
Net sales                                                      45,498,400       22,380,964       12,592,738        7,552,115
Cost of Goods Sold                                             19,507,407       12,047,410        6,185,209        4,598,601
Gross Profit                                                   25,990,994       10,333,554        6,407,530        2,953,514

Selling, general & administrative expenses                      7,363,341        3,827,707        1,883,775        1,179,505
R&D cost to affiliate - non-cash                                3,103,370        3,887,424        3,103,370        1,096,704
R&D cost other                                                  3,112,294        3,348,789        1,094,265          807,340

Operating income / (loss)                                      12,411,989         (730,365)         326,120         (130,034)

Other Income / (expense)
Interest expense                                              (1,233,531)       (1,539,075)        (192,149)        (408,177)
Interest income                                                     9,102           13,436          (15,688)           2,638
Profit on sale of asset                                            25,531                -           25,531                -
Other miscellaneous income                                          9,627                -            9,627                -

Net other income / (expense)                                   (1,189,271)      (1,525,639)        (172,679)        (405,539)

Net income / (loss)                                            11,222,718       (2,256,004)         153,441         (535,573)

Net income / (loss) per basic common share                           0.46             (.10)            0.01             (.03)
Net income / (loss) per basic and diluted common share               0.44             (.10)            0.01             (.03)

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Schedule of Net Cash Provided By/(Used) in Operating Activities (Unaudited) (1)


                                                                                             Twelve-month period ended
                                                                                           -------------------------------
                                                                                             12/31/03           12/31/02
                                                                                           ------------       ------------
Net income / (loss)                                                                         11,222,718          (2,256,004)

Adjustments  to  reconcile  net  income / (loss) to net cash  provided  by /
(used) in operating activities
Depreciation                                                                                   683,339             539,374
Common  shares  issued  in lieu  of cash  for  compensation  to  independent                   112,310              41,400
directors
Variable compensation for stock options, extended to former directors                        2,435,877             262,265
Preferred stock to be issued for R&D to affiliate                                            3,103,370                   -
Common shares issued for R&D to affiliate                                                            -           3,887,423
Gain on sale of property, plant & equipment                                                    (25,531)                  -
Changes in operating assets and liabilities which provided / (used) cash
            Accounts receivable                                                                945,662          (3,997,627)
            Inventories                                                                     (3,994,848)         (2,706,907)
            Prepaid expenses and deposits                                                      (90,716)           (292,112)
            Accounts payable                                                                 1,243,139           3,019,936
            Accrued expenses and Interest                                                     (126,829)            663,652
Net cash provided by / (used) in operating activities                                       15,508,491            (838,600)


(1) This schedule of net cash provided by / (used) in operating activities is deemed by management to be a meaningful measure of financial performance and liquidity, and provides investors with a measure of cash that may be used for debt service and for other purposes.